FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-04

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Monday, July 11, 2016 5:27 PM

Subject: ★PXG DETAILS★ JPMCC 2016-JP2 X-A **PUBLIC CMBS**

JPMCC COMMERCIAL MORTGAGE SECURITIES TRUST 2016-JP2 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-JP2

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	MOODY'S/FITCH/DBRS
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

RATINGS
CLS	(MDY/FITCH/DBRS)	NOTIONAL	PV	PXD	YLD	$PX**
X-A	Aa1/AAA/AAA	734,921,000	103,532,731	T+220	3.5671	14.0876

**100CPY PRICING SPEED

DOCUMENTS & TIMING

TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT JULY 29, 2016

PROCESS & OTHER

- X-A:	STANDARD SYNDICATE PROCESS
- X-B:	AUCTION PROCESS. INVESTORS ARE REQUESTED TO SHOW A $PX BID (TO 4 DECIMALS) FOR THE WHOLE TRANCHE OF THE X-B BY 1:00PM EDT TODAY. BIDDER SHOWING THE HIGHEST BID WILL BE REWARDED THE ENTIRE X-B CLASS.
- ANALYTICS (TREPP, INTEX) AVAILABLE

JPM SPG SYNDICATE CONTACTS		DEUTSCHE BANK STRUCTURING CONTACTS
ANDY CHERNA	212-834-4154	SHAISHAV AGARWAL	212-250-6290
MICK WIEDRICK	212-834-4154	DAN PENN	212-250-5149
JENNIFER KORNBLAU	212-834-4154

JPM CMBS BANKING CONTACT		DEUTSCHE BANK CMBS BANKING CONTACT
KUNAL SINGH	212-834-5467	LAINIE KAYE	212-250-5270
BRAD HORN	212-834-9708	MATT SMITH	212-250-6155

JPM CMBS TRADING DESK CONTACT		DEUTSCHE BANK CMBS TRADING CONTACT
ANDY TAYLOR	212-834-3111	BROOKS SCHOLL	212-250-5149
AVINASH SHARMA	212-834-3111	RYAN HORVATH	212-250-5149

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

You should not reply to this announcement. Any reply e-mail communications, including those you generate using the “Reply” function on your e-mail software, will be ignored or rejected.

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